Exhibit 99.1

Contacts:
Patriot Bank, N.A.	Richard Muskus	Joseph Perillo	Michael Carrazza
900 Bedford Street	President	Chief Financial Officer	CEO and Chairman
Stamford, CT 06901	203-252-5939	203-252-5954	203-251-8230
www.BankPatriot.com

Patriot Reports first quarter 2019 Net Income of $323 thousand; Loans and deposits expand and SBA lending business grows; Declares quarterly dividend

STAMFORD, CT – May 24, 2019 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced pre-tax income of $491,000, and net income of $323,000, or $0.08 per fully diluted share for the quarter ended March 31, 2019. The net income was essentially unchanged from the prior quarter and $742,000 below the first quarter of 2018.

The decline from the 2018 first quarter was due to a combination of: a decline in net interest income associated with higher retail deposit rates; a higher balance of more costly wholesale funding; and the impact of reserves associated with non-performing loans. The first quarter results include an increase in operating expenses associated with the organic build-up of the Bank’s SBA lending business, expansion of deposit initiatives, and costs incurred in conjunction with enhancing processes, controls and documentation in response to the previously announced Formal Agreement with the Office of the Comptroller of the Currency (OCC), the Bank’s primary regulator.

In the first quarter of 2019, Patriot recognized a gain on the sale of SBA loans of $456,000, compared with $93,000 in the prior quarter and none in the first quarter of 2018. The Bank continues to maintain strong capital ratios and earnings are expected to return to normalalized levels going forward.

CEO Michael Carrazza stated: “The first quarter of 2019 resulted in lower than expected earnings. A confluence of rising deposit rates, cost of funds, and reserves, was compounded by notable increases in regulatory compliance costs. The Bank had positioned its balance sheet, funding costs and operating focus in anticipation of completing the acquisition of Hana SBL; it was disappointing to not have been able to obtain regulatory approval to close the transaction.”

Patriot and Hana SBL mutually agreed to terminate the transaction in March 2019. In response, Patriot has increased efforts to organically build its SBA business, while strengthening internal process and controls to meet current regulatory standards.

Richard Muskus, Patriot’s President, added: “We continued to produce positive results in our core competency of loan originations with approximately $70 million in new loans funded and committed in the first quarter of 2019. Further, we have seen our first period of significant contribution from our growing SBA lending business and are looking forward to initiating new deposit gathering initiatives in the second half of the year that are expected to reduce funding costs and strengthen ongoing Bank operating performance.”

Regarding enhancements to the operating environment, Mr. Muskus added: “We are very encouraged by the progress we have made in strengthening our internal processes and controls and are maintaining a very productive relationship with our regulators. These enhancements combined with our other business initiatives will make us a stronger, more well-rounded and more profitable Company moving forward.”

Patriot also announced today the declaration of its eighth consecutive quarterly dividend of $0.01 per share. The record date for this quarterly dividend will be June 4, 2019 with a dividend payment date of June 11, 2019.

Financial Results

As of March 31, 2019, total assets were $953.1 million, as compared to $951.7 million at December 31, 2018 and $870.4 million at March 31, 2018, for a total asset growth of 10% over the past 12 months. Net loans receivable totaled $780.7 million, up 1% over $772.8 million at December 31, 2018, and up 9% over $718.1 million at March 31, 2018. Deposits continued to grow to $752.8 million at March 31, 2019, as compared to $743.3 million at December 31, 2018 and $655.3 million at March 31, 2018.

Net interest income was $6.3 million in the first quarter of 2019, a decrease of 11% and 10% from the prior quarter and the corresponding 2018 period, respectively. The decline in both comparisons was due to higher deposit costs, the impact of non-performing and reduced rate loans and lower loan fees while the decline from the first quarter of 2019 also reflected the impact of the cost of sub debt raised in June of 2018.

Net interest margin was 2.87% for the first quarter of 2019, as compared to 3.20% in the prior quarter and 3.55% for the corresponding 2018 period.

The provision for loan losses in the first quarter of 2019 was $165,000, as compared to $1.0 million in the prior quarter and $185,000 for the corresponding 2018 period. The provision for loan losses in the fourth quarter of 2018 was primarily due to a large provision booked in December 2018 associated with one loan stemming from operating cash flow weaknesses and a collateral shortfall.

Non-interest income was $822,000 in the first quarter of 2019, 45% higher than the prior quarter, and 155% higher than the prior year period, primarily due to realized gains on the sale of SBA loans.

Non-interest expense was $6.5 million in the first quarter of 2019, 1% higher than the first quarter of the prior year, and 12% higher than the prior year period. The increase compared to the first quarter of the prior year was primarily due to an increase in salaries and benefits associated with the build-up of the SBA lending team, the completion of the acquisition of Prime Bank, and increased headcount supporting new deposit initiatives and the expansion of credit, finance and compliance support functions.

The income tax provision was $168,000 in the first quarter of 2019.

As of March 31, 2019, shareholders’ equity was $69.6 million, an increase of $309,000 as compared to December 31, 2018. Patriot’s book value per share increased to $17.77 at March 31, 2019, as compared to $17.73 at December 31, 2018.

The Bank’s capital ratios continue to be strong, as the Bank maintains its “well capitalized” regulatory status. As of March 31, 2019, the Bank’s Tier 1 leverage ratio was 9.79%, Tier 1 risk-based capital ratio was 10.99% and total risk-based capital ratio was 11.91%.

* * * * *

About the Company

Founded in 1994, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT.  Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business.  An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the components of Bancorp’s periodic earnings and assets, (5) the fact that certain of the income recognized by Bancorp in any quarter may not be repeated in future periods, (6) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (7) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (8) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (9) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (10) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Bancorp, (11) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect Bancorp, (12) the application of generally accepted accounting principles, consistently applied, (13) the fact that one period of reported results may not be indicative of future periods, (14) the state of the economy in the greater New York metropolitan area and its particular effect on Bancorp customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Unaudited)
Dollars in thousands	March 31, 2019	December 31, 2018	March 31, 2018

Assets

Noninterest bearing deposits and cash	$6,661	$7,381	$3,865
Interest bearing deposits	49,971	59,056	57,615
Total cash and cash equivalents	56,632	66,437	61,480

Available-for-sale securities, at fair value	40,275	39,496	24,793
Other investments, at cost	4,963	4,963	4,962
Total investment securities	45,238	44,459	29,755

FRB & FHLB stock, at cost	7,405	7,794	8,415

Gross loans receivable	788,536	780,376	724,555
Allowance for loan losses	(7,823)	(7,609)	(6,485)
Net loans receivable	780,713	772,767	718,070

Accrued interest and dividends receivable	3,621	3,766	3,505
Premises and equipment, net	35,335	35,435	35,638
Other real estate owned	2,945	2,945	-
Deferred tax asset, net	10,357	10,851	11,335
Goodwill	1,107	1,728	-
Core deposit intangible, net	680	698	-
Other assets	9,075	4,816	2,219
Total assets	$953,108	$951,696	$870,417

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$82,248	$84,471	$71,736
Interest bearing deposits	670,573	658,810	583,562
	752,821	743,281	655,298

Federal Home Loan Bank and correspondent bank borrowings	90,000	100,000	120,000
Senior notes, net	11,796	11,778	11,722
Subordinated debt, net	9,731	9,723	-
Junior subordinated debt owed to unconsolidated trust, net	8,096	8,094	8,088
Note payable	1,339	1,388	1,532
Advances from borrowers for taxes and insurance	1,922	2,926	1,904
Accrued expenses and other liabilities	7,754	5,166	4,268
Total liabilities	883,459	882,356	802,812

Preferred Stock	-	-	-
Common stock	40	40	40
Additional paid-in capital	107,143	107,095	106,928
Accumulated deficit	(35,517)	(35,790)	(37,805)
Treasury stock, at cost	(1,179)	(1,179)	(1,179)
Accumulated other comprehensive loss	(838)	(826)	(379)
Total Shareholders' Equity	69,649	69,340	67,605

Total Liabilities and Shareholders' Equity	$953,108	$951,696	$870,417

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
Dollars in thousands, except per share data	March 31, 2019	December 31, 2018	March 31, 2018

Interest and Dividend Income
Interest and fees on loans	$9,741	$10,158	$8,774
Interest on investment securities	385	385	266
Dividends on investment securities	118	116	121
Other interest income	327	270	151
Total interest and dividend income	10,571	10,929	9,312

Interest Expense
Interest on deposits	3,264	2,913	1,657
Interest on Federal Home Loan Bank borrowings	439	389	257
Interest on senior debt	229	229	229
Interest on subordinated debt	289	278	99
Interest on note payable and other	6	15	7
Total interest expense	4,227	3,824	2,249

Net interest income	6,344	7,105	7,063

Provision for loan losses	165	1,018	185

Net interest income after provision for loan losses	6,179	6,087	6,878

Non-interest Income
Loan application, inspection and processing fees	14	15	8
Deposit fees and service charges	127	132	134
Gains on sale of loans	456	93	-
Rental income	130	131	84
Other income	95	194	96
Total non-interest income	822	565	322

Non-interest Expense
Salaries and benefits	3,184	3,324	2,769
Occupancy and equipment expense	917	813	741
Data processing expense	370	341	317
Professional and other outside services	771	583	572
Merger/tax initiative project expenses	80	330	523
Advertising and promotional expenses	115	64	78
Loan administration and processing expenses	14	25	13
Regulatory assessments	315	317	252
Insurance expenses	41	38	55
Material and communications	134	134	113
Other operating expenses	569	467	358
Total non-interest expense	6,510	6,436	5,791

Income before income taxes	491	216	1,409

Provision (benefit) for Income Taxes	168	(110)	344
Net income	$323	$326	$1,065

Basic earnings per share	$0.08	$0.08	$0.27
Diluted earnings per share	$0.08	$0.08	$0.27

FINANCIAL RATIOS AND OTHER DATA

	Quarter Ended
	March 31, 2019	December 31, 2018	March 31, 2018

Quarterly Performance Data:
Net Income	$323	$326	$1,065
Return on Average Assets	0.14%	0.14%	0.51%
Return on Average Equity	1.87%	1.85%	6.37%
Net Interest Margin	2.87%	3.20%	3.55%
Efficiency Ratio	90.83%	83.91%	78.41%
Efficiency Ratio excluding project costs	89.72%	79.61%	71.32%
% increase loans	1.05%	2.24%	0.68%
% increase deposits	1.28%	3.30%	2.80%

Asset Quality:
Nonaccrual loans	$28,029	$19,186	$5,036
Other real estate owned	$2,945	$2,945	$-
Total nonperforming assets	$30,974	$22,131	$5,036

Nonaccrual loans / loans	3.55%	2.46%	0.70%
Nonperforming assets / assets	3.25%	2.33%	0.58%
Allowance for loan losses	$7,823	$7,609	$6,485
Valuation reserve	$1,384	$1,712	$-
Allowance for loan losses with valuation reserve	$9,207	$9,321	$6,485

Allowance for loan losses / loans	0.99%	0.98%	0.90%
Allowance / nonaccrual loans	27.91%	39.66%	128.77%
Allowance for loan losses and valuation reserve / loans	1.17%	1.19%	0.90%
Allowance for loan losses and valuation reserve / nonaccrual loans	32.85%	48.58%	128.77%

Gross loan charge-offs	$-	$16	$-
Gross loan (recoveries)	$(49)	$(2)	$(3)
Net loan charge-offs (recoveries)	$(49)	$14	$(3)

Capital Data and Capital Ratios
Book value per share (1)	$17.77	$17.73	$17.32
Shares outstanding	3,919,610	3,910,674	3,902,610
Bank Capital Ratios:
Leverage Ratio	9.79%	9.84%	9.72%
Tier 1 Capital	10.99%	10.62%	10.90%
Total Risk Based Capital	11.91%	11.50%	11.76%

(1) Book value per share represents shareholders' equity divided by outstanding shares.